EXHIBIT INDEX





Exhibit No.                                                        Page No.



(10)-1         Change-in-Control Severance Agreement for               21
               Chief Executive Officer

(10)-2         Change-in-Control Severance Agreement for               33
               Executive Officers (the Agreements executed by the Company and various executive officers of the Company are identical in all respects to the form of Agreement filed as Exhibit (10)-2 except as to differences in the identity of the officers, the dates of execution, the identity of the employer of the executive [operating subsidiary or parent corporation], and as to other variations directly necessitated by said differences)

(10)-3         Change-in-Control Severance Agreement for other         45
               executives (the Agreements executed by the Company and various other executives of the Company are identical in all respects to the form of Agreement filed as Exhibit (10)-3 except as to differences in the identity of the executives and the dates of execution, and as to other variations directly necessitated by said differences)

(12)           Statement re:  Computation of Ratios                    55


(27)           Financial Data Schedule                                 56



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